Exhibit 99.1

321 SOUTH BOSTON, SUITE 1000; TULSA OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

MISSISSIPPIAN LIME RESERVES GREW 105% IN 2014 FROM A SUCCESSFUL DRILLING PROGRAM THAT REPLACED 1,003% OF PRODUCTION FROM THE AREA

2015 CAPITAL EXPENDITURE BUDGET OF $250 to $275 MILLION

HOUSTON — March 16, 2015 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its financial and operating results for the three months and full year ended December 31, 2014 as well as year-end 2014 proved reserves and related costs, and disclosed its 2015 guidance for capital expenditures, production and Adjusted EBITDA.

Fourth Quarter and Other Highlights:

•                  Achieved Adjusted EBITDA before acquisition and transaction costs of $112.1 million and $478.2 million for the fourth quarter of 2014 and full year, respectively.

•                  Generated Adjusted Net Income of $12.7 million, or $0.19 per common share, compared with Adjusted Net Income of $5.0 million, or $0.08 per common share in the fourth quarter of 2013 and Adjusted Net Income of $19.3 million, or $0.29 per common share in the third quarter of 2014. Full year Adjusted Net Income was $53.5 million.

•                  Increased average production in the Mississippian Lime to a record high of 25,039 barrels of oil equivalent (Boe) per day in the fourth quarter, up 5% from 23,834 Boe per day in the third quarter of 2014.  Full year production from the area grew 66% to 21,518 Boe per day from 12,985 Boe per day in 2013.

•                  Reported total Company production of 33,764 Boe per day in the fourth quarter, essentially flat with 33,799 Boe per day in the third quarter of 2014, despite a decrease in active rig count.  Full year 2014 production rose 34% to 32,137 Boe per day from 23,926 Boe per day in 2013.  Excluding Pine Prairie production in both 2014 and 2013, full year 2014 production rose 54% to 31,511 Boe per day from 20,473 Boe per day in 2013.

•                  Grew year-end 2014 proved reserves in the Mississippian Lime to 139 million Boe (MMBoe), up 105% from 68 MMBoe at year-end 2013 due to a successful drilling program that replaced 1,003% of 2014 production in the area.

•                  Revised 2014 Mississippian Lime proved undeveloped (PUD) type curve upward by approximately 25% to 512 thousand Boe (MBoe) of estimated ultimate recovery (EUR).

•                  Executed a purchase and sale agreement (PSA) in March 2015 for its remaining Louisiana producing properties in the Dequincy area for $44 million, which is expected to close in April 2015.

•                  Implemented a 2015 capital budget of $250 to $275 million with a four rig drilling program focused solely in the Mississippian Lime.

•                  Provided 2015 annual production guidance of 30,000 to 33,000 Boe per day and 2015 Adjusted EBITDA guidance of $350 to $380 million.

•                  Reported liquidity on December 31, 2014 of $101 million comprised of $11 million in cash and $90 million of availability on its $525 million revolving credit facility.

Nelson Haight, Senior Vice President and Chief Financial Officer commented, “We are very proud of our accomplishments in 2014, growing production, lowering costs and bringing spending more in line with Adjusted EBITDA.  Through geological understanding and engineering, we have built a premium position in the Mid-Continent that can serve as a foundation for future organic value growth.  We successfully grew our Miss Lime reserves by 105% and production by 66% year over year, and as a result of our best in class success, we have increased our type curve EUR by approximately 25%.  Our finding and development costs in the Miss Lime were an extremely attractive $4.86 per Boe.  In the current pricing environment, we must continue to drive costs lower, maximize cash flow and focus all of our drilling efforts on our top tier Mississippian Lime acreage, where we are generating 30% IRRs.”

Jake Brace, incoming Interim CEO noted, “We will continue to evaluate all strategic options to unlock the value of this outstanding asset base and strengthen our liquidity and balance sheet.  We will add to our liquidity with the $44 million sale of our Dequincy properties and believe that our strong reserve and production growth in the Miss Lime, coupled with our 2015 hedges and focus on generating $75 to $100 million in Adjusted EBITDA in excess of our capex, will provide us the flexibility to begin to address our balance sheet over the coming months.”

The Company stated that an updated investor handout, including 2015 guidance, has been posted to its web site, www.midstatespetroleum.com.  The Company will not host a conference call in conjunction with today’s earnings release.

(Adjusted EBITDA, Adjusted Net Income and Cash Operating Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Asset Divestitures

In March, Midstates executed a PSA for the sale of its remaining Louisiana producing properties in the Dequincy area, for total consideration of $44 million, subject to customary purchase price adjustments.  The PSA includes Midstates’ ownership interest in developed and undeveloped acreage totaling approximately 12,700 net mineral acres in the Dequincy area.  At year-end 2014, the properties produced approximately 1,300 Boe per day. The transaction does not include Midstates’ acreage and interests in the Fleetwood area of Louisiana.  The net proceeds from the sale will be used to pay down a portion of the outstanding borrowings under the Company’s revolving credit facility and for general corporate purposes.  The transaction has an effective date of March 1, 2015 and is expected to close on or before April 30, 2015, subject to customary closing conditions.

Proved Reserves

Midstates grew its year-end 2014 estimated proved reserves to 153.7 MMBoe, up 20% from 127.8 MMBoe at year-end 2013. Midstates’ reserves were fully engineered by its third-party reserve engineers.

Year-end 2014 reserves were comprised of 38% oil, 21% natural gas liquids (NGL), and 41% natural gas. Of the total reserves, 48% are proved developed. Geographically, 90% are in the Mississippian (which includes the Mississippian Lime and Hunton properties in Oklahoma), 8% are in the Anadarko Basin in Oklahoma and Texas, and the balance of 2% is in the Gulf Coast in Louisiana. Midstates operates 92% of its proved reserves.

	Oil (MMBbl)	NGL (MMBbl)	Gas (Bcf)	MMBoe
Balance, December 31, 2013	54.9	26.1	280.2	127.8
Revisions of previous estimates	(11.6)	(4.4)	(41.5)	(22.9)
Extensions, discoveries and other additions	30.2	15.4	188.3	77.0
Sales of reserves in place	(10.2)	(2.2)	(24.2)	(16.5)
Purchase of reserves in place	—	—	—	—
Production	(5.1)	(2.4)	(25.0)	(11.7)
Balance, December 31, 2014	58.2	32.5	377.8	153.7

Proved developed reserves, December 31, 2014	27.2	16.4	180.0	73.6
Proved undeveloped reserves, December 31, 2014	31.0	16.1	197.8	80.1

During 2014, extensions, discoveries and other additions added 77.0 MMBoe, reflecting organic reserve replacement of 657% of 2014 production of 11.7 MMBoe. The strongest organic reserve growth was from the Mississippian Lime operations, where 76.5 MMBoe of new reserves were added. In early 2014, Midstates sold its Pine Prairie assets in Louisiana with total proved reserves of 16.5 MMBoe.

The Company recorded net negative reserve revisions of 22.9 MMBoe of which 97%, or 22.2 MMBoe, were PUD reserves in the Anadarko Basin that the Company elected to remove from its proved reserves in accordance with the Securities and Exchange Commission (SEC) five-year PUD development rule.  Midstates discontinued drilling in the Anadarko Basin in the fourth quarter of 2014 following the sharp decline in oil prices. All in, including acquisitions, drill bit additions, and revisions, the Company replaced 320% of total 2014 production. At year-end, Midstates’ 2014 proved reserves as prepared utilizing SEC pricing had a net present value discounted at 10% (PV10) of $2.4 billion.

In 2014, the Company incurred total acquisition, exploration and development costs of $552 million. Acquisition costs totaled $26 million for additional acreage acquired during 2014 in its key operating areas. Operational capital expenditures totaled $530.4 million, or $6.89 per Boe of new proved reserves added, due in large part to the strong organic growth achieved in the Mississippian Lime properties. All-in finding, development and acquisition costs for 2014, including the effect of revisions to previous reserve estimates, were $9.80 per Boe.

For the Twelve Months Ended December 31, 2014
(in millions)
Acquisition costs:
Proved properties	$—
Unproved properties	26
Exploration and development costs	525
Asset retirement costs	1
Total costs incurred	$552

Operational Discussion

In the fourth quarter of 2014, Midstates invested $120 million of operating capital, spud 25 wells, and brought 27 new wells on line.

The breakdown in operational capital spending by area (excluding capitalized interest and G&A, asset retirement obligations, office and other expenditures) was:

	For the Three Months Ended December 31, 2014	For the Twelve Months Ended December 31, 2014
Mississippian Lime	106,813	383,216
Anadarko Basin	11,435	139,791
Gulf Coast	2,063	7,438
Total operational capital expenditures incurred	$120,311	$530,445

Mississippian Lime Update

Production from the Mississippian Lime properties averaged 25,039 Boe per day for the fourth quarter of 2014, an increase of approximately 5% over the third quarter of 2014. Full year 2014 production averaged 21,518 Boe per day, an increase of approximately 66% over the full year 2013.  In the two years since the acquisition of these properties, Midstates has grown production in the Mississippian Lime from approximately 7,000 Boe per day to over 25,000 Boe per day.  Through February 2015, the Company had 225 wells on production for more than 30 days with an average peak 30-day production rate of 565 Boe per day. This strong performance in 2014 further solidified Midstates’ top tier status in the Mississippian Lime and as a result, the Company increased its 2014 PUD type curve by approximately 25% to 512 MBoe EUR.

The Company had six rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma for most of the quarter.  Midstates spud a total of 21 wells, of which three were producing, 15 were awaiting completion and three were drilling at December 31, 2014.  The Company brought 24 fracture stimulated horizontal wells online during the fourth quarter.

The Company intends to concentrate its 2015 drilling program on its Mississippian Lime acreage in Woods and Alfalfa Counties, Oklahoma and plans to operate four drilling rigs in the area in the first quarter of 2015 and drill 14 to 17 wells.  Midstates is generating rates of return greater than 30% in the current price environment and will continue to work with its service providers on cost reductions to maximize well level returns as the year progresses. Year to date the Company has realized capital cost savings of approximately 10% on total well costs, with a target savings of up to 20% per well.

Anadarko Basin Update

Since the close of the Anadarko Basin acquisition on May 31, 2013, 75 wells have been drilled across the Company’s four primary target formations.  Production for the fourth quarter and full year in the area averaged 7,337 Boe per day and 8,269 Boe per day, respectively.

The Company spud a total of four wells during the period, of which one was producing and three were awaiting completion at December 31, 2014.  Additionally, Midstates brought three horizontal wells on line during the quarter.

The Company operated on average one drilling rig in its Anadarko horizontal well program during the fourth quarter, but due to the lower commodity price environment, the Company does not currently expect to operate any rigs in the area during 2015.  Midstates’ focus in the Anadarko Basin during 2015 will be on a high-return capital and expense workover program designed to offset some natural production decline and to reduce lease operating costs.

Financial Discussion

Adjusted EBITDA, which excludes transaction costs, totaled $112.1 million in the fourth quarter of 2014, compared with $118.7 million in the fourth quarter of 2013 and $131.7  million in the third quarter of 2014. The Company incurred $0.2 million of such costs in the fourth quarter of 2014, $0.1 million in the fourth quarter of 2013 and $1.3 million in the third quarter of 2014.  Lower realized prices were the main drivers in the decline in Adjusted EBITDA since the third quarter of 2014.

GAAP net income was $128.1 million (before preferred dividends) for the fourth quarter of 2014, compared to a net loss of $315.8 million for the fourth quarter of 2013 and net income of $74.6 million in the third quarter of 2014.  Adjusted Net Income, which excludes acquisition and transaction costs, impairment of oil and gas properties, and unrealized gains and losses on derivatives and the related tax impact, totaled $12.7 million for the fourth quarter of 2014, or $0.19 per share.

Production and Pricing

Production during the fourth quarter of 2014 totaled 33,764 Boe per day, up 8% from 31,187 Boe per day in the fourth quarter of 2013 and essentially flat when compared to 33,799 Boe per day during the third quarter of 2014.  Fourth quarter 2014 production from the Company’s Mississippian Lime properties contributed roughly 74%, or 25,039 Boe per day, and the Anadarko Basin properties contributed roughly 22%, or 7,337 Boe per day, while Gulf Coast properties contributed the balance of 1,388 Boe per day.  Production in both the Anadarko Basin and Gulf Coast declined from prior periods due to limited capital activity.  For the total Company, oil volumes comprised 43% of total production, NGLs 20%, and natural gas 37% during the fourth quarter.

In the fourth quarter of 2014, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $70.94 ($84.72 with realized derivatives) while its average realized price for NGL sales was $26.01 per barrel (there were no NGL hedges in place during the fourth quarter).  Natural gas averaged $3.48 per thousand cubic feet (Mcf), before realized derivatives ($3.86 with realized derivatives).  Detailed comparisons of commodity prices by period and region are included in the tables below.

Oil, NGL and natural gas sales revenues, before the impact of derivatives, decreased by $28.0 million, or 17%, to $134.2 million during the fourth quarter of 2014, as compared to $162.2 million for the fourth quarter of 2013, and by $38.8 million, or 22%, as compared to $173.0 million in the third quarter of 2014.  The decline in fourth quarter revenues versus the third quarter of 2014 was entirely attributable to lower average realized prices.  The realized gain on derivatives for the fourth quarter of 2014 was $20.9 million, compared to realized losses of $1.6 million for the fourth quarter of 2013 and $7.3 million for the third quarter of 2014.

Midstates did not add any new hedges on its production during the fourth quarter of 2014. The Company currently has hedges in place on approximately 1.1 million barrels of oil per quarter, or 12,000 barrels of oil per day, through the end of the second quarter of 2015, at an average price of approximately $90.30 per barrel. The Company also has hedges in place on approximately 550,000 barrels of oil per quarter, or 6,000 barrels of oil per day, in the third and fourth quarters of 2015 at an average price of approximately $85.50 per barrel. These hedges provide added security on Midstates’ oil revenue, which accounts for approximately 70% of total revenue. A detailed summary of the Company’s hedging position as of March 13, 2015 is included in the tables below.

Costs and Expenses

Total Cash Operating Expenses were $13.91 per Boe, compared with $14.61 per Boe in the fourth quarter of 2013 and $11.21 per Boe in the third quarter of 2014; these costs exclude the impact of acquisition and transaction costs. The increase in per Boe cash costs in the fourth quarter of 2014 compared with the third quarter of 2014 was attributable to a combination of higher absolute lease operating and workover expenses and general and administrative expenses. The fourth quarter of 2014 also included expense related to the previously announced relocation of the Company’s corporate headquarters from Houston to Tulsa, which is discussed in greater detail below.

Lease operating and workover expenses (LOE) totaled $22.8 million, or $7.34 per Boe, in the fourth quarter of 2014, compared with $20.2 million, or $7.04 per Boe, in the fourth quarter of 2013 and $17.0 million, or $5.46 per Boe, in the third quarter of 2014. Workover expenses rose to $2.2 million, or $0.71 per Boe, in the fourth quarter compared with $0.5 million, or $0.17 per Boe, in the third quarter of 2014.   In addition to a higher level of workovers during the fourth quarter, costs also increased due to higher non operated billings and additional costs associated with winterization of the Company’s operations.

Severance and other taxes were $5.2 million (3.9% of total revenue) as compared to $6.6 million (4.1% of total revenue) in the same period in 2013 and $5.8 million (3.4% of total revenue) in the third quarter of 2014.

General and administrative expenses totaled $13.7 million, or $4.42 per Boe, compared with $13.0 million, or $4.55 per Boe, in the fourth quarter of 2013, and $9.9 million, or $3.18 per Boe, in the third quarter of 2014.  Fourth quarter 2014, fourth quarter 2013 and third quarter 2014 general and administrative expenses included non-cash share-based compensation expense of $3.3 million ($1.05 per Boe), $0.8 million ($0.28 per Boe) and $1.7 million ($0.54 per Boe), respectively.  General and administrative expenses in the fourth quarter of 2014 included approximately $4.4 million, or $1.43 per Boe, related to employee and other costs associated with the previously announced closing of the Houston office and the relocation of the Company’s corporate headquarters to Tulsa.

Interest expense totaled $35.5 million (net of amounts capitalized) for the fourth quarter of 2014 as compared to $29.7 million in the fourth quarter of 2013 and $34.3 million in the third quarter of 2014.  The Company capitalized $1.9 million in interest to unproved properties during the fourth quarter of 2014 as compared to $7.7 million in the fourth quarter of 2013 and $2.6 million in the third quarter of 2014.

During the fourth quarter, the Company recorded income tax expense of $6.5 million, with an effective tax rate of approximately 4.8%.

Capital Investment, Balance Sheet and 2015 Guidance

As detailed above, Midstates invested approximately $530 million in operational capital in 2014.  Due to the substantial decline in oil and NGL prices and its impact on the Company’s expected 2015 Adjusted EBITDA, the Board recently approved a significantly lower budget for 2015 of $250 to $275 million. Midstates stated its goal is to generate $350 to $380 million in Adjusted EBITDA in 2015 and generate $75 to $100 million of Adjusted EBITDA in excess of its planned capital spending and it will actively manage its budget going forward to pursue that goal.

The budget includes four rigs dedicated to drilling 56 to 62 wells solely in the Mississippian Lime.  The planned breakdown of 2015 capital investments (excluding capitalized interest and G&A, asset retirement obligations, office and other expenditures) before the impact of the sale of its Dequincy assets is:

Full Year 2015 Estimates
Drilling and completion activities	$200,000
Capital Workovers	$23,000
Infrastructure	$30,000
Acquisition of acreage and seismic data	$10,000
Total operational capital expenditures incurred	$250,000 - $275,000

Full Year 2015 Estimates
Mississippian Lime	$245,000
Anadarko Basin	$15,000
Gulf Coast	$3,000
Total operational capital expenditures incurred	$250,000 - $275,000

Based on that capital program, Midstates anticipates 2015 total production (including its Dequincy properties) to range from 30,000 to 33,000 Boe per day, compared with its 2014 average production rate of 32,137 Boe per day.  About 79% will be from its Mississippian Lime properties, 18% from its Anadarko Basin properties, and the balance from the Gulf Coast.  For the first quarter of 2015, production is anticipated to range from 32,500 to 33,500 Boe per day with a similar regional breakdown. Assuming the sale of its Dequincy properties closes as planned by April 30, 2015, Midstates will report production in the Gulf Coast area through April 30, 2015, the expected closing date of the sale. Production from those properties averaged about 1,250 Boe per day in the first two months of 2015.

Midstates anticipates that Adjusted EBITDA will range from $350 to $380 million for full year 2015 and $100 to $110 million in the first quarter of 2015.  This guidance is based on the midpoint of 2015 production guidance and the various detailed cost guidance included in the Supplemental Information packet posted to the Company’s web site today; it also assumes current strip pricing and includes the benefit of the Company’s current hedges.

On December 31, 2014, Midstates’ liquidity was $101 million, consisting of $90 million of available borrowing capacity under the Company’s revolving credit facility (which consists of a current borrowing base of $525 million) and $11 million of cash and cash equivalents.  Midstates is in active discussions with its banking group regarding its next scheduled borrowing base redetermination in late March. As previously announced, the Company recently engaged Evercore and Kirkland & Ellis to assist with reviewing all options to improve its liquidity profile and strengthen its balance sheet.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

or

Chris Delange, Investor Relations, (713) 595-9411

Chris.Delange@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,557	$33,163
Accounts receivable:
Oil and gas sales	69,161	102,483
Joint interest billing	42,407	42,631
Other	22,193	1,090
Commodity derivative contracts	126,709	700
Deferred income taxes	—	11,837
Other current assets	1,098	693
Total current assets	273,125	192,597

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	3,442,681	3,060,661
Other property and equipment	13,454	11,113
Less accumulated depreciation, depletion, amortization and impairment	(1,333,019)	(976,880)
Net property and equipment	2,123,116	2,094,894

OTHER ASSETS:
Commodity derivative contracts	—	19
Deferred income taxes	35,821	—
Other noncurrent assets	43,731	54,597
Total other assets	79,552	54,616

TOTAL	$2,475,793	$2,342,107

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$22,783	$21,493
Accrued liabilities	183,831	204,381
Commodity derivative contracts	—	27,880
Deferred income taxes	44,862	—
Total current liabilities	251,476	253,754

LONG-TERM LIABILITIES:
Asset retirement obligations	21,599	26,308
Commodity derivative contracts	—	3,651
Long-term debt	1,735,150	1,701,150
Deferred income taxes	—	15,291
Other long-term liabilities	1,706	1,954
Total long-term liabilities	1,758,455	1,748,354

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $387,808 and $358,550 liquidation value at December 31, 2014 and December 31, 2013, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 70,491,732 shares issued and 69,957,055 shares outstanding at December 31, 2014 and 68,925,745 shares issued and 68,807,043 shares outstanding at December 31, 2013	704	689
Treasury stock	(2,592)	(664)
Additional paid-in-capital	881,894	871,047
Retained deficit	(414,147)	(531,076)
Total stockholders’ equity	465,862	339,999

TOTAL	$2,475,793	$2,342,107

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
REVENUES:
Oil sales	$93,730	$118,323	$466,655	$387,226
Natural gas liquid sales	16,243	22,684	87,771	62,340
Natural gas sales	24,218	21,153	99,204	63,187
Gains (losses) on commodity derivative contracts — net (1)	142,351	(1,285)	139,189	(44,284)
Other	228	96	1,364	1,037

Total revenues	276,770	160,971	794,183	469,506

EXPENSES:
Lease operating and workover	22,785	20,184	79,598	73,414
Gathering and transportation	3,707	2,872	13,404	5,455
Severance and other taxes	5,207	6,623	24,266	27,237
Asset retirement accretion	371	447	1,706	1,435
Depreciation, depletion, and amortization	58,851	80,801	269,935	250,396
Impairment in carrying value of oil and gas properties	—	453,310	86,471	453,310
General and administrative (2)	13,736	13,041	48,733	53,250
Acquisition and transaction costs	235	117	4,129	11,803
Other	1,823	1	5,108	615

Total expenses	106,715	577,396	533,350	876,915

OPERATING INCOME (LOSS)	170,055	(416,425)	260,833	(407,409)

OTHER INCOME (EXPENSE)
Interest income	10	16	39	33
Interest expense — net of amounts capitalized	(35,500)	(29,700)	(137,548)	(83,138)

Total other income (expense)	(35,490)	(29,684)	(137,509)	(83,105)

INCOME (LOSS) BEFORE TAXES	134,565	(446,109)	123,324	(490,514)

Income tax (expense) benefit	(6,490)	130,341	(6,395)	146,529

NET INCOME (LOSS)	$128,075	$(315,768)	$116,929	$(343,985)

Preferred stock dividend	(1,044)	(6,334)	(10,378)	(15,589)
Participating securities - Series A Preferred Stock	(42,557)	—	(35,696)	—
Participating securities - Non-vested Restricted Stock	(3,848)	—	(3,584)	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$80,626	$(322,102)	$67,271	$(359,574)

Basic and diluted net income (loss) per share attributable to common shareholders	$1.21	$(4.89)	$1.01	$(5.47)
Basic and diluted weighted average number of common shares outstanding	66,737	65,842	66,440	65,766

(1)         Includes $20.9 million of realized gains and $1.6 million of realized losses on commodity derivatives for the three months ended December 31, 2014 and 2013, respectively. Includes $18.3 million and $17.6 million of realized losses on commodity derivatives for the twelve months ended December 31, 2014 and 2013, respectively.

(2)         Includes $3.3 million, or $1.05 per Boe, and $0.8 million, or $0.28 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended December 31, 2014 and 2013. Includes $8.6 million, or $0.73 per Boe, and $5.7 million, or $0.65 per Boe, of non-cash expenses related to share-based compensation, respectively, for the twelve months ended December 31, 2014 and 2013.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

	Series A Preferred Stock	Common Stock	Treasury Stock	Capital Contributions	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of January 1, 2012	$—	$—	$—	$322,496	$—	$(36,994)	$285,502
Issuance of common stock	—	476	—	(476)	—	—	—
Reclassification of members’ contributions	—	—	—	(322,020)	322,020	—	—
Proceeds from the sale of common stock	—	180	—	—	213,389	—	213,569
Tax attributes contributed at IPO reorganization date by shareholding	—	—	—	—	—	—	—
entities IPO reorganization date by shareholding entities	—	—	—	—	33,888	—	33,888
Issuance of preferred stock as	3	—	—	—	291,953	—	291,956
consideration in the Eagle Property Acquisition	—	—	—	—	—	—	—
Share-based compensation	—	10	—	—	2,641	—	2,651
Net loss	—	—	—	—	—	(150,097)	(150,097)
Balance as of December 31, 2012	$3	$666	$—	$—	$863,891	$(187,091)	$677,469
Share-based compensation	—	23	—	—	7,156	—	7,179
Acquisition of treasury stock	—	—	(664)	—	—	—	(664)
Net loss	—	—	—	—	—	(343,985)	(343,985)
Balance as of December 31, 2013	$3	$689	$(664)	$—	$871,047	$(531,076)	$339,999
Share-based compensation	—	15	—	—	10,847	—	10,862
Acquisition of treasury stock	—	—	(1,928)	—	—	—	(1,928)
Net income	—	—	—	—	—	116,929	116,929
Balance as of December 31, 2014	$3	$704	$(2,592)	$—	$881,894	$(414,147)	$465,862

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$128,075	$(315,768)	$116,929	$(343,985)
Adjustments to reconcile net loss to net cash provided by operating activities:
Losses (gains) on commodity derivative contracts — net	(142,351)	1,285	(139,189)	44,284
Net cash paid for commodity derivative contracts not designated as hedging instruments	20,881	(1,583)	(18,332)	(17,585)
Asset retirement accretion	371	447	1,706	1,435
Depreciation, depletion, and amortization	58,851	80,801	269,935	250,396
Impairment in carrying value of oil and gas properties	—	453,310	86,471	453,310
Share-based compensation, net of amounts capitalized to oil and gas properties	3,260	792	8,618	5,713
Deferred income taxes	5,682	(130,341)	5,586	(146,529)
Amortization of deferred financing costs	1,839	1,799	7,857	5,955
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	28,143	(14,267)	33,322	(66,865)
Accounts receivable — JIB and other	(24,154)	(14,944)	(13,603)	(28,488)
Other current and noncurrent assets	1,376	820	3,191	(1,802)
Accounts payable	1,824	(1,323)	2,327	(4,350)
Accrued liabilities	(38,654)	(13,763)	(7,733)	75,903
Other	(372)	(104)	(247)	(290)

Net cash provided by operating activities	$44,771	$47,161	$356,838	$227,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(126,328)	(136,213)	(561,691)	(573,734)
Investment in acquired property	—	1,636	—	(620,112)
Proceeds from the sale of oil and gas properties	1,603	—	152,133	—

Net cash used in investing activities	$(124,725)	$(134,577)	$(409,558)	$(1,193,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	66,000	95,000	165,000	1,041,450
Repayment of long-term borrowings	—	—	(131,000)	(34,300)
Deferred financing costs	—	685	(958)	(25,457)
Acquisition of treasury stock	(206)	(59)	(1,928)	(664)

Net cash provided by (used in) financing activities	$65,794	$95,626	$31,114	$981,029

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,160)	8,210	(21,606)	14,285

Cash and cash equivalents, beginning of period	$25,717	$24,953	$33,163	18,878

Cash and cash equivalents, end of period	$11,557	$33,163	$11,557	$33,163

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics and Capital Expenditure Data

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2014	2013	2014	2013	2014
PRODUCTION DATA - Mississippian:
Oil (Boe/day)	10,060	6,325	8,411	4,567	9,228
Natural gas liquids (Boe/day)	4,809	3,622	4,437	2,620	4,975
Natural gas (Mcf/day)	61,025	45,794	52,024	34,784	57,785
Oil equivalents (MBoe)	2,304	1,617	7,854	4,740	2,193
Average daily production (Boe/day)	25,039	17,579	21,518	12,985	23,834

PRODUCTION DATA - Anadarko:
Oil (Boe/day)	3,343	3,940	4,014	2,239	4,002
Natural gas liquids (Boe/day)	1,703	1,816	1,766	1,082	1,888
Natural gas (Mcf/day)	13,749	16,190	14,930	9,559	15,577
Oil equivalents (MBoe)	675	778	3,018	1,794	781
Average daily production (Boe/day)	7,337	8,454	8,269	4,914	8,486

PRODUCTION DATA - Gulf Coast:
Oil (Boe/day)	959	3,375	1,669	3,890	1,066
Natural gas liquids (Boe/day)	278	995	419	1,008	300
Natural gas (Mcf/day)	911	4,706	1,574	6,772	682
Oil equivalents (MBoe)	128	474	858	2,200	136
Average daily production (Boe/day)	1,388	5,154	2,350	6,027	1,479

PRODUCTION DATA - Combined:
Oil (Boe/day)	14,362	13,640	14,094	10,696	14,296
Natural gas liquids (Boe/day)	6,790	6,433	6,622	4,710	7,163
Natural gas (Mcf/day)	75,685	66,690	68,528	51,115	74,044
Oil equivalents (MBoe)	3,107	2,869	11,730	8,734	3,110
Average daily production (Boe/day)	33,764	31,187	32,137	23,926	33,799

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$70.94	$94.30	$90.71	$99.18	$95.37
Oil, with realized derivatives (per Bbl)	84.72	92.41	87.40	93.41	88.70
Natural gas liquids, without realized derivatives (per Bbl)	26.01	38.33	36.31	36.26	34.89
Natural gas liquids, with realized derivatives (per Bbl)	26.01	38.48	36.40	37.09	35.12
Natural gas, without realized derivatives (per Mcf)	3.48	3.45	3.97	3.39	3.61
Natural gas, with realized derivatives (per Mcf)	3.86	3.56	3.91	3.58	3.81

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$7.34	$7.04	$6.79	$8.41	$5.46
Gathering and transportation	1.19	1.00	1.14	0.62	1.26
Severance and other taxes	1.68	2.31	2.07	3.12	1.86
Asset retirement accretion	0.12	0.16	0.15	0.17	0.13
Depreciation, depletion, and amortization	18.95	28.16	23.01	28.67	23.52
Impairment of oil and gas properties	—	158.00	7.37	51.91	—
General and administrative (1)	4.42	4.55	4.15	6.10	3.18
Acquisition and transaction costs	0.08	0.04	0.35	1.35	0.41
Other	0.59	—	0.44	0.07	0.75

(1)         Includes $3.3 million, or $1.05 per Boe, $0.8 million, or $0.28 per Boe, and $1.7 million, or $0.54 per Boe of non-cash expenses related to share-based compensation, respectively, for the three months ended December 31, 2014 and 2013 and the three months ended September 30, 2014.  Includes $8.6 million, or $0.73 per Boe, and $5.7 million, or $0.65 per Boe, of non-cash expenses related to share-based compensation, respectively, for the twelve months ended December 31, 2014 and 2013.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of December 31, 2014

(including any new hedges entered into through March 13, 2015)

(Unaudited)

		2015
		Q1	Q2	Q3	Q4	Total
Oil
WTI Swaps	Volume (Bbls)	1,080,000	1,092,000	552,000	552,000	3,276,000
	Volume (Bbl/d)	12,000	12,000	6,000	6,000	8,975
	Price ($/Bbl)	$90.10	$90.58	$85.51	$85.53	$88.72

Natural Gas
Swaps	Volume (Mmbtu)	6,300,000	4,550,000	4,600,000	4,600,000	20,050,000
	Volume (Mmbtu/d)	70,000	50,000	50,000	50,000	54,932
	Price ($/Mmbtu)	$4.20	$4.13	$4.13	$4.13	$4.15

(1)         Includes 2,170,000 MMBtu in natural gas swaps that priced during the period, but had not cash settled as of December 31, 2014.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2014	2013	2014	2013	2014
Adjusted EBITDA reconciliation to net loss:
Net income (loss)	$128,075	$(315,768)	$116,929	$(343,985)	$74,597
Depreciation, depletion and amortization	58,851	80,801	269,935	250,396	73,109
Impairment of oil and gas properties	—	453,310	86,471	453,310	—
Loss on sale/impairment of field equipment inventory	771	1	4,056	615	2,346
(Gains) losses on commodity derivative contracts — net	(142,351)	1,285	(139,189)	44,284	(50,978)
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	20,881	(1,583)	(18,332)	(17,585)	(7,265)
Income tax expense (benefit)	6,490	(130,341)	6,395	(146,529)	2,216
Interest income	(10)	(16)	(39)	(33)	(10)
Interest expense, net of amounts capitalized	35,500	29,700	137,548	83,138	34,288
Asset retirement obligation accretion	371	447	1,706	1,435	406
Share-based compensation, net of amounts capitalized	3,260	792	8,618	5,713	1,690
Adjusted EBITDA	$111,838	$118,628	$474,098	$330,759	$130,399

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	44,771	47,161	356,838	227,102	135,020
Changes in working capital (1)	33,416	43,582	(12,392)	26,507	(37,078)
Interest income	(10)	(16)	(39)	(33)	(10)
Interest expense, net of amounts capitalized and accrued but not paid	35,500	29,700	137,548	83,138	34,288
Amortization of deferred financing costs	(1,839)	(1,799)	(7,857)	(5,955)	(1,821)
Adjusted EBITDA	$111,838	$118,628	$474,098	$330,759	$130,399

Acquisition and transaction costs	235	117	4,129	11,803	1,283
Adjusted EBITDA, before acquisition and transaction costs	$112,073	$118,745	$478,227	$342,562	$131,682

Adjusted EBITDA, before acquisition and transaction costs, per Boe	$36.07	$41.39	$40.77	$39.22	$42.35

(1)         Changes in working capital for all periods have been adjusted for the loss on sale of field equipment inventory and current taxes.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported Company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2014	2013	2014	2013	2014

Net income (loss) - GAAP	$128,075	$(315,768)	$116,929	$(343,985)	$74,597
Adjustments for certain non-cash items:
Unrealized mark-to-market (gains) losses on commodity derivative contracts	(121,470)	(298)	(157,521)	26,699	(58,243)
Impairment on oil and gas properties	—	453,310	86,471	453,310	—
Acquisition and transaction costs	235	117	4,129	11,803	1,283

Tax impact (1)	5,847	(132,392)	3,470	(146,917)	1,643

Adjusted net income (loss) - non-GAAP	$12,687	$4,969	$53,478	$910	$19,280

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and twelve months ended December 31, 2014 were approximately 4.8% and 5.2%, respectively.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2014	2013	2014	2013	2014

Operating Expenses - GAAP	$106,715	$577,396	$533,350	$876,915	$113,670
Adjustments for certain non-cash items:
Asset retirement accretion	(371)	(447)	(1,706)	(1,435)	(406)
Share-based compensation, net of amounts capitalized	(3,260)	(792)	(8,618)	(5,713)	(1,690)
Depreciation, depletion, and amortization	(58,851)	(80,801)	(269,935)	(250,396)	(73,109)
Impairment on oil and gas properties	—	(453,310)	(86,471)	(453,310)	—
Other	(771)	(1)	(4,056)	(615)	(2,346)

Cash Operating Expenses - Non-GAAP (1)	$43,462	$42,045	$162,564	$165,446	$36,119
Cash Operating Expenses - Non-GAAP, per Boe (1)	$13.99	$14.65	$13.86	$18.94	$11.62

(1)         Cash operating expenses include lease operating and workover, gathering and transportation, severance and other taxes, cash portion of general and administrative expenses, and acquisition and transaction costs. During the three and twelve months ended December 31, 2014 and 2013, cash operating expenses include acquisition and transaction costs of $0.2 million ($0.08 per Boe), $0.1 million ($0.04 per Boe), $4.1 million ($0.35 per Boe), and $11.8 million ($1.35 per Boe), respectively.  During the three months ended September 30, 2014, cash operating expenses include acquisition and transaction costs of $1.3 million ($0.41 per Boe).